EXHIBIT 2

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                         PHONETEL TECHNOLOGIES, INC.,

                              PHONETEL II, INC.

                                     AND

                         PUBLIC TELEPHONE CORPORATION

                            DATED OCTOBER 16, 1995



                              TABLE OF CONTENTS

                                                               PAGE

                                  ARTICLE I
                         TERMS OF MERGER; THE CLOSING

               1.1  Merger  . . . . . . . . . . . . . . . . . .   4
               1.2  Consideration . . . . . . . . . . . . . . .   4
               1.3  Certificates  . . . . . . . . . . . . . . .   6
               1.4  Closing . . . . . . . . . . . . . . . . . .   6
               1.5  Deliveries by PTC and Shareholders  . . . .   7
               1.6  Deliveries by Buyer and PhoneTel  . . . . .   7
               1.7  Related Matters . . . . . . . . . . . . . .   8

                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLER

               2.1  Organization and Standing; Subsidiaries . .   9
               2.2  Organizational Documents and Corporate
                    Records . . . . . . . . . . . . . . . . . .  10
               2.3  Authorization . . . . . . . . . . . . . . .  11
               2.4  Seller Capitalization . . . . . . . . . . .  11
               2.5  Consents and Approvals; No Violation  . . .  12
               2.6  Absence of Undisclosed Liabilities  . . . .  13
               2.7  Absence of Certain Changes or Events  . . .  14
               2.8  Compliance with Laws and Permits  . . . . .  14
               2.9  Litigation and Arbitration  . . . . . . . .  15
               2.10 Brokers . . . . . . . . . . . . . . . . . .  16
               2.11 Seller Phones . . . . . . . . . . . . . . .  17
               2.12 Telco Charges and Location Commission . . .  17
               2.13 Disclosure  . . . . . . . . . . . . . . . .  17

                                 ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF BUYER AND PHONETEL

               3.1  Organization and Standing; Subsidiaries . .  18
               3.2  Authorization . . . . . . . . . . . . . . .  19
               3.3  Capitalization  . . . . . . . . . . . . . .  19
               3.4  Consents and Approvals; No Violation  . . .  21
               3.5  Absence of Undisclosed Liabilities  . . . .  22
               3.6  Absence of Certain Changes of Events  . . .  23
               3.7  Compliance with Laws and Permits  . . . . .  23
               3.8  Litigation and Arbitration  . . . . . . . .  24
               3.9  Telco Charges and Location Commissions  . .  25

                                  ARTICLE IV
                       FURTHER ASSURANCES; COOPERATION

               4.1  Further Assurances; Cooperation . . . . . .  26
               4.2  Expenses  . . . . . . . . . . . . . . . . .  26

                                  ARTICLE V
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

               5.1  Survival of Representations and
                    Warranties  . . . . . . . . . . . . . . . .  27
               5.2  Indemnification of Buyer  . . . . . . . . .  27
               5.3  Indemnification of Seller Shareholders  . .  28
               5.4  Assertion of Claims . . . . . . . . . . . .  28

                                  ARTICLE VI
                                MISCELLANEOUS


               6.1  Parties in Interest; No Third Party
                    Beneficiaries . . . . . . . . . . . . . . .  29
               6.2  Exhibits and Disclosure Schedule  . . . . .  30
               6.3  Entire Agreement  . . . . . . . . . . . . .  30
               6.4  Waiver of Compliance  . . . . . . . . . . .  30
               6.5  Enforceability  . . . . . . . . . . . . . .  31
               6.6  Counterparts  . . . . . . . . . . . . . . .  32
               6.7  Headings  . . . . . . . . . . . . . . . . .  32
               6.8  Governing Law . . . . . . . . . . . . . . .  32
               6.9  Notices . . . . . . . . . . . . . . . . . .  32

                                 ARTICLE VII
                                 DEFINITIONS

               7.1  Definitions . . . . . . . . . . . . . . . .  34



                         AGREEMENT AND PLAN OF MERGER

                    This Agreement and Plan of Merger (this
          "Agreement") is entered into on this 16th day of October, 1995, by and among PhoneTel Technologies, Inc. ("PhoneTel"), an Ohio corporation, PhoneTel II, Inc. ("Sub" or "Buyer"), an Ohio corporation and wholly-owned subsidiary of PhoneTel, and Public Telephone Corporation ("PTC" or "Seller"), an Indiana corporation.

                    WHEREAS, the parties hereto desire that Sub be merged with and into PTC in accordance with the terms and conditions herein contained; and

                    WHEREAS, it is intended that the Merger shall qualify as a tax-free reorganization pursuant to Section 368 (a) of the Code (as defined herein), and this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

                    NOW, THEREFORE, in consideration of the
          premises and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE I

                         TERMS OF MERGER; THE CLOSING

                    1.1 Merger. On the date hereof, Sub shall be merged into and with PTC (the "Merger"). PTC shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the State of Indiana. The Merger shall be consummated pursuant to the terms of this Agreement and the Articles of merger (substantially in the form attached hereto as Exhibit A) (the "Articles of Merger"), all of which shall have been approved and adopted by the Board of Directors and shareholders of PTC, and the Board of Directors of PhoneTel and Buyer. The Merger shall become effective upon filing the Articles of Merger with the Secretary of State of the State of Indiana (the "Secretary of State") in accordance with the Indiana Business Corporation Law (the "Effective Time"). At the Effective Time, the separate corporate existence of Sub shall cease and PTC shall continue as the surviving corporation of the merger and a direct wholly-owned subsidiary of PhoneTel (which shall continue to operate under the name Public Telephone Corporation).

                    1.2 Consideration. Shareholders of PTC (the "Shareholders"), listed on Exhibit B attached hereto, shall be entitled to receive, in the aggregate, 1,349,290 shares ("Shares"), of PhoneTel common stock, $.01 par value (the "Consideration"), in exchange for all of the shares of common stock, no par value, of PTC (the "Seller Shares"). Provided, however, that the Consideration will be reduced by the aggregate amount of any liabilities of the Seller (including, but not limited to, payables and costs of termination and non-competition agreements) which are in excess of $2,212,230 and which are not offset by cash or cash equivalents (including, but not limited to, receivables) and provided also that the escrowed shares will be remitted to Phonetel in applicable amounts to effect any such purchase price reduction; such adjustment shall not take effect until the aggregate amount of excess liabilities is at least $50,000 greater than the value of any unrecorded amounts which become due and payable to PTC subsequent to the closing as proceeds pursuant to settlements and/or judgments resulting from actions settled or pending as of the date hereof against the City of Chicago, Illinois and Ameritech, and orders issued by the Illinois Commerce Commission, the FCC and the Michigan Taxing Authority concerning retroactive tax credits.

                    1.3  Certificates.  Certificates representing
          (i) the number of Shares constituting the Consideration
          (ii) less 175,000 Shares shall be delivered to a representative designated by the shareholders (the "Shareholder Representative"), to be distributed on a pro rata basis to each Shareholder, as soon as practicable after Closing, in accordance with the percentages set forth opposite each Shareholder's name on Exhibit B. Certificates representing 175,000 Shares (the "Escrow Shares") will be delivered to Shambaugh, Kast, Beck & Williams, as Escrow Agent, (the "Escrow Agent") pursuant to an escrow agreement being entered into simultaneously herewith in substantially the form attached hereto as Exhibit E.

                    1.4   Closing.  The consummation of the
          transactions contemplated hereby (the "Closing") is taking place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, NY 10022 on October 16, 1995 (the "Closing Date"), simultaneously with the execution of this Agreement, the Certificate of Merger and the other agreements, documents, instruments and writings executed and delivered pursuant hereto or in connection herewith (collectively the "Other Documents").

                    1.5 Deliveries by PTC and Shareholders. PTC and the Shareholders are delivering the following to Buyer and PhoneTel:

                         (a) Stock certificates representing all of the Seller Shares, accompanied by stock powers (duly endorsed in blank) or other duly executed instruments of transfer;

                         (b) A Stockholder Representations and
          Warranties Certificate from each Shareholder, in substantially the form attached hereto as Exhibit C;

                         (c) A certificate, duly executed by an
          officer of PTC, representing to Buyer and PhoneTel that Exhibit B is an accurate and complete list of all Shareholders and that there are no other Seller Shares issued and outstanding; and

                         (d) Certified resolutions of the Board of Directors and the Shareholders of PTC approving this Agreement, the other Documents and the transactions contemplated hereby and thereby.

                    1.6 Deliveries by Buyer and PhoneTel. Buyer and PhoneTel are delivering or will deliver the following to Seller:

                         (a) 1,174,290 Shares, for distribution to Seller Shareholders;

                         (b)  175,000 Shares for delivery to the
          Escrow Agent;

                         (c) Certified resolutions of the Board of Directors and Shareholders of Buyer, approving this Agreement and the Other Documents and transactions contemplated hereby and thereby;

                         (d) Certified resolutions of the Board of Directors of PhoneTel approving this Agreement, the Other Documents and the transactions contemplated hereby and thereby; and

                         (e) The Certificate of Merger, to be filed with the Secretary of State.


                    1.7  Related Matters.

                         (a) Non-Competition Agreements.  At the
          closing, Thomas J. Martin and James R. Martin are entering into the agreements to not compete with PhoneTel which are attached hereto as Exhibits F and G, respectively, (the "Non-Competition Agreements").

                         (b) Registration Rights Agreement.  At the
          Closing, PhoneTel and Buyer are entering into the registration rights agreement which is attached hereto as Exhibit E (the "Registration Rights Agreement")

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

                    Seller represents and warrants to Buyer and PhoneTel as follows:

                    2.1  Organization and Standing; Subsidiaries.

                         (a) Seller is a corporation duly
          organized, validly existing and in good standing under the laws of the State of Indiana. Seller has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, operates and leases and to carry on its business and operations as currently and heretofore conducted. Schedule 2.1 is a complete listing of all jurisdictions in which Seller is presently doing business. Seller is duly qualified or licensed to do business and is in good standing in all such jurisdictions.

                         (b) Seller has no subsidiaries. As used in this Agreement, a subsidiary of an entity shall mean
          (i) any corporation for which such entity (or any subsidiary of such entity) is entitled to elect a majority of the directors, by virtue of its ownership of more than 50% of the outstanding securities having ordinary voting power, or otherwise, or (ii) any partnership, joint venture or other entity which such entity (or any subsidiary of such entity) controls, by virtue of its ownership of more than 50% of the entity, or otherwise.

                         (c) Seller has taken all actions necessary to enable Buyer to assume, without any adverse effect, all of Seller's rights and interests in all joint ventures.

                    2.2  Organizational Documents and Corporate
          Records.

                         (a) Seller has heretofore delivered to
          Buyer complete and correct copies of the Articles of Incorporation and Bylaws of Seller, as currently in effect and including all amendments thereto. The minute books of Seller have been made available to Buyer for its inspection and contain complete and correct records of all meetings, and consents in lieu of a meeting, of Seller's Board of Directors (and any committees thereof) and of Seller's shareholders held or executed since Seller's incorporation, and such records accurately reflect all transactions referred to therein. The stock books and ledgers of Seller have been made available to Buyer for its inspection, and such books and ledgers are complete and correct in all material respects.

                         (b) Seller has made available to Buyer all accounting, corporate and financial books and records
          (the "Accounting Books and Records") which relate to the business of Seller.

                    2.3 Authorization. Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby. All corporate proceedings on the part of Seller which are necessary to execute, deliver and perform this Agreement and the other Documents and to consummate the transactions contemplated hereby and thereby have been duly authorized and taken. Upon execution, this Agreement and all Other Documents to which Seller is a party will constitute valid and binding obligations of Seller and shall be enforceable against Seller in accordance with their terms.

                    2.4  Seller Capitalization.  As of the date
          hereof, the authorized capital stock of Seller consists of 15,000,000 shares of Class A common stock, no par value ("Seller Shares"), 100,000 shares of Class B common stock, no par value, and 10,000,000 shares of preferred stock, no par value. 966 Seller Shares are issued and outstanding as of the date hereof, all of which are owned by the Shareholders. Seller has no other class of capital stock authorized or outstanding. None of Seller's shares of capital stock have been reserved for any purpose. All outstanding Seller Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no (i) options, warrants, calls, commitments, or rights of any character to purchase or otherwise acquire from Seller shares of capital stock of any class, (ii) outstanding securities of Seller that are convertible into or exchangeable or exercisable for shares of any class of capital stock of Seller, (iii) options, warrants or other rights to purchase from Seller any such convertible or exchangeable securities, (iv) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Seller, nor (v) options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller is or would be subject or bound.

                    2.5  Consents and Approvals; No Violation.
          Neither the execution and delivery of this Agreement and the Other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) conflict with any provision of the Articles of Incorporation or Bylaws (or other similar organizational documents) of Seller, (b) require any consent, waiver, approval, authorization or Permit of, or filing with or notification to, or any other action by, any Governmental Authority by Seller, (c) violate any Law or any restriction imposed by any Governmental Authority which might be applicable to Seller, or by which any of Seller's business, properties or assets may be bound or affected nor (d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, contract, Permit, order or other instrument or obligation to which Seller is a party or by which any of Seller's business, properties or assets may be bound or affected

                    2.6  Absence of Undisclosed Liabilities.

                         Schedule 2.6 of the Disclosure Schedule
          sets forth a true, complete and accurate list of all liabilities of Seller at the Closing, including all Encumbrances attaching to any of Seller's Assets. Except as set forth on Schedule 2.6 of the Disclosure Schedule, Seller had no liabilities arising from or relating to its business and operations of any nature (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) and any and all liabilities or obligations incurred since June 30, 1995 were incurred in the ordinary course of business and consistent with past practice.

                    2.7  Absence of Certain Changes or Events.
          Except as set forth on Schedule 2.7 of the Disclosure
          Schedule, since June 30, 1995:

                         (i) Seller has operated its business in
               the ordinary course consistent with past practice;

                         (ii) there has not been any material
               adverse change in the business, results of operations, assets, liabilities, financial condition or (except for matters which apply to United States businesses generally) any material adverse change in the prospects of Seller; and

                         (iii) Seller has not incurred any material
               damage, destruction or loss (whether or not covered by insurance) to its owned or leased property or assets.

                    2.8  Compliance with Laws and Permits.

                         (a) The business and operation of Seller have been conducted and are now being conducted in all material respects in compliance with all Laws and Orders of all Governmental Authorities having jurisdiction over Seller and all Permits relating to any of its properties or applicable to its business.

                         (b) Seller possesses all Permits necessary to own and operate its property and assets and to conduct its business as it is currently conducted. Such Permits are valid, subsisting in full force and effect, and Seller has fulfilled its material obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a default or violation under any of the Permits or would permit revocation or termination of any of the Permits. No proceeding which might involve the revocation or termination of any such Permits is pending or, to the knowledge of Seller, threatened.

                         (c) Seller has made all filings and
          received all approvals relating to the Permits which are necessary in order for Buyer to legally and validly own and operate the property and assets of Seller and to conduct Seller's business as it is currently and has heretofore been conducted.

                    2.9  Litigation and Arbitration.

                         (a) No claim, action, cause of action,
          suit, proceeding, inquiry, investigation or Order by or before any Governmental Authority, administrative body or arbitration or mediation panel is pending or, to the best of Seller's knowledge, threatened, against Seller or which is otherwise pending or threatened and might affect the business, operations, or assets of Seller, except as set forth on Schedule 2.9 of the Disclosure Schedule. No order of any Governmental Authority, arbitrator or mediator is outstanding against Seller, its business, operations or assets. Seller has no knowledge of any fact or circumstance which would reasonably be expected to result in any other claim, action, cause of action, suit, proceeding, inquiry, investigation or Order being filed which would be against Seller or which might affect its business, operations or assets.

                         (b) To the best of Seller's knowledge, no claim, action, suit, proceeding, inquiry or investigation has been instituted which threatens to restrain or prohibit or to otherwise challenge the legality or validity of the transactions contemplated by this Agreement or the Other Documents.

                    2.10 Brokers. Seller has no obligation to pay any brokers, finders, investment bankers, financial advisors or similar fee in connection with this Agreement or the other Documents or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of Seller.

                    2.11 Seller Phones. There were at least 1200 Seller Phones in operation as of the close of business on September 30, 1995. A complete and accurate list of all Seller Phones is attached hereto as Schedule 2.11 of the Disclosure Schedule. The aggregate monthly gross revenue as of the date of closing divided by the number of Seller Phones is greater than $150.00, provided, however, that Buyer shall have no action against Seller unless the aggregate monthly gross revenue divided by the number of Seller Phones is less than $145.00 as of the date of closing.

                    2.12  Telco Charges and Location Commission.
          Seller has paid all telephone line charges to the local exchange companies and commissions to site location owners which are due and payable as of the Closing, except as set forth on Schedule 2.12 of the Disclosure Schedule, or, if not so paid, such unpaid charges and commissions are immaterial and not likely to have a material adverse effect upon the operations of the business of PTC.

                    2.13  Disclosure.  Seller has disclosed to
          PhoneTel and Buyer any and all facts which are material to Seller's business, results of operations, assets, Liabilities, and financial condition. No representation or warranty by Seller in this Agreement (including the Disclosure Schedule) and no statement by Seller in any of the Other Documents or previously disclosed to PhoneTel or Buyer, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                 ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BUYER AND PHONETEL

                    PhoneTel and Buyer represent and warrant to Seller as follows:

                    3.1  Organization and Standing; Subsidiaries.

                         Buyer is a corporation duly organized,
          validly existing and in good standing under the laws of the State of Ohio. Buyer has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, operates and leases and to carry on its business and operations as currently and heretofore conducted. Schedule 3.1 is a complete listing of all jurisdictions in which Buyer is presently doing business, and Buyer is duly qualified or licensed to do business and is in good standing in all such jurisdictions.


                    3.2  Authorization.  Buyer has the requisite
          corporate power and authority to execute, deliver and perform their obligations under this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby. All corporate proceedings on the part of Buyer which are necessary to execute, deliver and perform this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby have been duly authorized and taken. Upon execution, this Agreement and the Other Documents will constitute valid and binding obligations of Buyer and shall be enforceable against Buyer in accordance with their terms.

                    3.3  Capitalization.

                         (a) As of the date hereof, the authorized capital stock of Buyer consists of (i) 22,500,000 Shares, 14,497,107 of which are issued and outstanding, and (ii) 2,500,000 shares of Preferred Stock, $.01 par value, of which (A) 2,125 shares have been designated Preferred Stock, $100 par value, of which no shares are outstanding; (B) 6,500 shares have been designated Convertible Preferred Stock, without par value, $100 stated value, cumulative and redeemable, of which no shares are outstanding; (C) 3,880 shares have been designated Preferred Stock, without par value, $1,000 stated value, cumulative and redeemable, of which 1,496 shares are outstanding; (D) 16,000 shares have been designated as Preferred Stock, without par value, $100 stated value, cumulative and redeemable, of which 12,200 shares are outstanding; (E) 2,500 shares have been designated 7% Convertible Preferred Stock, without par value, $100 stated value, cumulative and redeemable, all of which shares are outstanding; (F) 550,000 shares have been designated as 10% Non-Voting Preferred Stock, without par value, of which 530,534 shares are outstanding; and (G) 1,918,995 shares are not yet designated nor issued. PhoneTel has no other class of capital stock authorized or issued and outstanding. All of the PhoneTel shares of capital stock issued are duly authorized and validly issued, fully paid, nonassessable and not issued in violation of any preemptive rights.

                         (b) Except as set forth in Schedule
          3.3(b), there are no (i) options, warrants, calls, commitments or right of any character to purchase or otherwise acquire from PhoneTel any shares of its capital stock, (ii) outstanding securities of PhoneTel that are convertible into or exchangeable or exercisable for shares of any class of stock of PhoneTel, (iii) options, warrants or other rights to purchase from PhoneTel any such convertible or exchangeable securities, (iv) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of PhoneTel nor (v) any options, warrants or rights, pursuant to which, in any of the foregoing cases, PhoneTel is or would be subject or bound; no other shares of PhoneTel's capital stock have been reserved for any purpose.

                    3.4  Consents and Approvals; No Violation.
          Except as set forth on Schedule 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will conflict with any provision of the Articles of Incorporation or Code of Regulations (or other similar organizational documents) of Buyer, (b) require any consent, waiver, approval, authorization or Permit of, or filing with or notification to, or any other action by, any Governmental Authority by Buyer, (c) violate any Law of any Governmental Authority which is applicable to Buyer, or by which any of Buyer's business, properties or assets may be bound or affected nor (d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, contract, Permit, Order or other instrument or obligation to which Buyer is a party or by which any of the business, properties or assets of Buyer may be bound or affected.

                    3.5  Absence of Undisclosed Liabilities.

                         (a) Except as set forth on Schedule 3.5
          (a) of the Disclosure Schedule, (i) Buyer had no liabilities arising from or relating to its business and operations of any nature (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) which were not reflected in the financial statements (the "PhoneTel Financial Statements") from Form 10QSB for the quarter ended June 30, 1995, and (ii) any liability or obligation incurred since June 30, 1995, was incurred in the ordinary course of its business and consistent with past practice.


                         (b) Schedule 3.5 (b) of the Disclosure
          Schedule sets forth a true, complete and accurate list of all liabilities of Buyer as of September 22, 1995.

                    3.6  Absence of Certain Changes of Events.
          Except as set forth on Schedule 3.6 of the Disclosure
          Schedule, since June 30, 1995:

                         (i) Buyer has operated its business in the
               ordinary course consistent with past practice;

                         (ii) there has not been any material
               adverse change in the business, results of operations, assets, liabilities, financial condition or (except for matters which apply to United States businesses generally) any material adverse change in the prospects of PhoneTel; and

                         (iii) Buyer has not incurred any material
               damage, destruction or loss (whether or not covered by insurance) to its owned or leased property or assets.

                    3.7  Compliance with Laws and Permits.

                         (a) Except as set forth on Schedule 3.7
          (a) of the Disclosure Schedule, the business and operation of Buyer have been conducted and are now being conducted in all material respects in compliance with all Laws and Orders of all Governmental Authorities having jurisdiction over Buyer and all Permits relating to any of its properties or applicable to its business.

                         (b) Except as set forth on Schedule 3.7(b) of the Disclosure Schedule, Buyer possesses all Permits necessary to own and operate its property and assets and to conduct its business as it is currently conducted. Such Permits are valid, subsisting in full force and effect, and Buyer has fulfilled its material obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a default or violation under any of the Permits or world permit revocation or termination of any of the Permits. No proceeding which might involve the revocation or termination of any such Permits is pending or, to the knowledge of Buyer, threatened.

                         (c) Except as set forth on schedule 3.7(c) of the Disclosure Schedule, Buyer has made all filings and received all approvals in connection with the Permits which are necessary for Buyer to own and operate the property and assets of Buyer and to conduct Buyer's business as it is currently and has heretofore been conducted.

                    3.8  Litigation and Arbitration.

                         (a) No claim, action, cause of action,
          suit, proceeding, inquiry, investigation or Order by or before any Governmental Authority, administrative body or arbitration or mediation panel is pending or, to the best of Buyer's knowledge, threatened, against Buyer, except as set forth on Schedule 4.8 of the Disclosure Schedule. No Order of any Governmental Authority, arbitrator or mediator is outstanding against Buyer, its business, operations or assets. Buyer has no knowledge of any fact or circumstance which could reasonably be expected to result in any other claim, action, cause of action, suit, proceeding, inquiry, investigation or Order, against Buyer or affect its business, Operations or assets.

                         (b) To the best of Buyer's knowledge, no claim, action, suit, proceeding, inquiry or investigation has been instituted which threatens to restrain or prohibit or to otherwise challenge the legality or validity of the transactions contemplated by this Agreement or the Other Documents.

                    3.9  Telco Charges and Location Commissions.
          PhoneTel has paid all telephone line charges to the local exchange companies and commissions to site location owners which are due and payable as of the Closing, except as set forth on Schedule 3.9 of the Disclosure Schedule, or if not so paid, such unpaid charges and commissions are immaterial and not likely to have a material adverse effect upon the operations of the business of PhoneTel.

                                  ARTICLE IV

                       FURTHER ASSURANCES; COOPERATION

                    4.1  Further Assurances; Cooperation.

                         (a) The parties shall from time to time
          after the Closing, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments or documents, and take such further actions as such other party may reasonably require, to carry out effectively the intent of this Agreement and the other Documents.

                    4.2  Expenses.  Any expenses incurred by the
          parties in connection with or execution of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby, including expenses of accountants, counsel, brokers, finders, financial advisors and other representatives shall be paid by the parties incurring such expenses.

                                  ARTICLE V

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                    5.1  Survival of Representations and
          Warranties. All representations and warranties of Seller, Buyer contained herein or made pursuant hereto shall survive the Closing and any investigation at any time made by or on behalf of any party hereto until the earlier of (i) six months from the date hereof or (ii) with respect to representations of Seller which affect the tax liabilities of Buyer, two years from the date hereof. Notwithstanding the foregoing, if a claim with respect to a breach of a representation and warranty is made within the applicable period in accordance with the provisions hereinafter set forth, such claim and any related claim may continue to be asserted after such period.

                    5.2  Indemnification of Buyer.  The
          Shareholders of Seller agree to indemnify Buyer from any Losses incurred by reason of any breach of representation and warranty or covenant of Seller contained herein; provided, however, that Buyer shall have a claim only for the value of the loss or losses which, in the aggregate, exceed $100,000. The escrowed shares will be available to buyer for the settlement of any claims pursuant to
          Section 5.4, in addition to any other remedies to which the buyer may be entitled.

                    5.3  Indemnification of Seller Shareholders.
          Buyer agrees to indemnify Seller's shareholders from any Losses incurred by reason of any breach of a representation and warranty or covenant of Buyer contained herein; provided, however, that a party shall have a claim only for the value of the loss or losses which, in the aggregate, exceed $100,000.

                    5.4  Assertion of Claims.

                         (a)  The parties shall be free to bring
          all differences of interpretation and disputes arising in connection with this Agreement to the attention of the other at any time without prejudicing their harmonious relationship and operations hereunder, and the good offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone or personal meeting under friendly and courteous circumstances.

                         (b)  If a party claims ("Claiming Party")
          that it is entitled to indemnification under this Article, notice of such claim (the "Claim") shall be given to the party from whom the Claiming Party seeks indemnification. The parties shall negotiate in good faith to determine the validity and the value of the Claim. If the parties cannot reach an agreement as to the value of the Claim, then the Claim shall be submitted to a mutually acceptable party for arbitration in accordance with the Commercial Rules of the American Arbitration Association, and the decision of such arbitrator shall be final and binding upon the parties for all arbitration rulings awarding less than $100,000 in damages. The prevailing party in any action brought before an arbitrator or any court shall be entitled to recover such costs, including fees and expenses of counsel.

                                  ARTICLE VI

                                MISCELLANEOUS

                    6.1  Parties in Interest; No Third Party
          Beneficiaries.


                         (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of Seller, Buyer hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Buyer may assign its rights and obligations hereunder to a designated wholly-owned subsidiary at any time.

                         (b) This Agreement is not intended, nor
          shall it be construed, to confer any rights or remedies under or by reason of this Agreement upon any Person except (i) the parties hereto, (ii) the shareholders of Seller and Buyer and (iii) their heirs, successors and permitted assigns.

                    6.2  Exhibits and Disclosure Schedule.  All
          Exhibits attached hereto and the Disclosure Schedule referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                    6.3 Entire Agreement. This Agreement and the Other Documents, including all Exhibits, documents, schedules, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements, arrangements and understandings of the parties with respect to such transaction.

                    6.4  Waiver of Compliance.  No amendment,
          modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by all of the parties hereto, or, in the case of a waiver the party against whom enforcement of any waiver is sought. Any waiver or failure to insist upon strict compliance with such obligations, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                    6.5 Enforceability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any person or circumstance should be held by an administrative agency or court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of this Agreement and the application of such term, provision, covenant, or restriction to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law. Further, it is the intent of the parties that if any term, provision, covenant, or restriction of the Agreement should be held to be invalid, void, or unenforceable as applied to any person or circumstance, then such term, provision, covenant, or restriction shall be modified to the minimum extent necessary in order to render the same enforceable, consistent with the expressed objectives of the parties hereto for entering into this Agreement.

                    6.6  Counterparts.  This Agreement may be
          executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                    6.7 Headings. The table of contents, article and section headings contained in this Agreement are for convenience only and shall not control or affect in any way the meaning or interpretation of the provisions of this Agreement.

                    6.8  Governing Law.  This Agreement shall be
          governed by and construed in accordance with the laws of the state of New York without giving effect to the conflicts of law principles thereof.

                    6.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) at the time of delivery if personally delivered or telecopied (with confirmation of receipt), (ii) the next day, if delivered by nationally-recognized overnight express service, or (iii) in five (5) days, if sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

                         (a)  If to PhoneTel to:

                              PhoneTel Technologies, Inc.
                              650 Statler Office Building
                              1127 Euclid Avenue
                              Cleveland, Ohio 44115
                              Telephone Number: (216) 241-2555
                              Facsimile Number: (216) 241-2574
                              Attn: Daniel Moos

                              with copy to:

                              Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                              New York, New York 10022
                              Telephone Number: (212) 735-3000
                              Facsimile Number: (212) 735-2000
                              Attn: N. J. Terris, Esq.

                         (b)  if to PTC:

                              Public Telephone Corporation
                              Fort Wayne, Indiana
                              Telephone Number: (219) 436-0750
                              Facsimile Number: (219) 432-4084
                              Attn: President

                              with copy to:

                              Shareholder Representative/Thomas J. Martin
                              Thomas J. Martin
                              6752 Covington Creek Trail
                              Fort Wayne, Indiana 46804
                              Telephone Number: (219) 432-2455
                              Facsimile Number: (219) 432-4084

                              with copy to:

                              Shambaugh, Kast, Beck & Williams
                              600 Standard Federal Plaza
                              P. O. Box 11648
                              Fort Wayne, Indiana 46859-1648
                              (219) 423-1430
                              Attention:  Edward E. Beck, Esq.

          or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be, deemed given only upon receipt.

                                 ARTICLE VII

                                 DEFINITIONS

                    7.1  Definitions.  For purposes of this
          Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                    "Buyer" shall mean PhoneTel II, Inc., an Ohio corporation and a wholly-owned subsidiary of PhoneTel.

                    "Certificate of Merger" shall have the meaning set forth in Section 1.1 hereof.

                    "Closing" shall have the meaning set forth in
          Section 1.4 hereof.

                    "Closing Date" shall have the meaning set forth in Section 1.4 hereof.

                    "Code" shall mean the Internal Revenue Code of 1986, as amended.

                    "Disclosure Schedule" shall mean the disclosure schedule delivered in connection herewith.

                    "Encumbrance" shall mean any lien, encumbrance, proxy, voting trust arrangement, pledge, security interest, collateral security agreement, financing statement (and similar notices) filed with any Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant or restriction on transfer of any nature whatsoever, and the interest of the lessor in any property subject to a capital lease.

                    "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof.

                    "Governmental Authority" shall mean any
          government or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau, court, tribunal, body, administrative or regulatory authority or instrumentality of any such government or Political subdivision.

                    "Law" shall mean any law (including common law), rule, regulation, restriction (including zoning), code, statute, ordinance, order, writ, injunction, judgment, decree or other requirement of a Governmental Authority.

                    "Losses" shall mean and include all demands, claims, actions, causes of action, assessments, damages, losses, liabilities, judgments, settlements, fines, penalties, sanctions, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses as incurred, and all other reasonable costs of investigating and defending third party claims as incurred).

                    "Merger" shall have the meaning set forth in
          Section 1.1 hereof.

                    "Order" shall mean any order, judgment,
          injunction, award, decree, writ, rule or similar action of any Governmental Authority.

                    "Other Documents" shall have the meaning set forth in Section 1.3 hereof.

                    "Permits" shall mean any franchise, license, certificate, approval, identification number, registration, permit, authorization, order or approval of, and any required registration with, any Governmental Authority.

                    "Person" shall mean any individual,
          partnership, firm, trust, association, corporation, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity.

                    "PhoneTel" shall mean PhoneTel Technologies,
          Inc., an Ohio corporation.

                    "PhoneTel Financial Statements" shall have the meaning set forth in Section 4.5 hereof.

                    "PTC" shall mean Public Telephone Corporation, an Indiana corporation.

                    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                    "Seller" shall mean PTC.

                    "Seller Phones" shall mean the microprocessor-based pay telephones owned and operated by Seller which are active and generating income.

                    "Seller Shares" shall mean the common shares, no par value, of Public Telephone Corporation which are issued and outstanding as of the closing.

                    "Shares" shall mean the shares of Buyer's common stock, $.0l par value.

                    "Shareholders" shall have the meaning set forth in Section 1.2.


                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

                                   Public Telephone Corporation

                                   By:
                                        Thomas J. Martin, President

                                   PhoneTel:

                                   PHONETEL TECHNOLOGIES, INC.

                                   By:
                                        Name:
                                        Title:

                                   BUYER:

                                   PHONETEL II, INC.

                                   By:
                                        Name:
                                        Title: